Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated March 2, 2016 to

Pricing Supplement No. 2, dated November 12, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 3, 2016 and March 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,500,000	21.285%	$319,275	February 4, 2016
$2,100,000	19.266%	$404,586	February 8, 2016
$500,000	18.278%	$91,390	February 17, 2016
$500,000	18.810%	$94,050	February 22, 2016
$500,000	19.039%	$95,195	February 25, 2016
$500,000	19.471%	$97,355	March 1, 2016

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$5,600,000	19.676%	$1,101,851	$110.96(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $6,070.51 that have been paid in respect of the securities covered by pricing supplement No. 2 under the registration statement on Form F-3 (No. 333-199784) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $5,959.55 remain available for future offerings for such pricing supplement described above.